EX–99:T3E-1
Execution Copy

October 15, 2010

Haights Cross Operating Company
136 Madison Avenue – 8th Floor
New York, NY 10016
Facsimile:  (212) 209-0501
Attention: Chief Financial Officer

Re:         Consent Under Indenture

Reference is made to the Indenture, dated as of March 11, 2010 (as supplemented on July 29, 2010 and October 13, 2010, and as further amended, supplemented or otherwise modified, the “Original Indenture”), by and among Haights Cross Operating Company, a Delaware corporation (the “Issuer”), the Initial Guarantors (as defined in the Indenture, together with the Issuer, the “Obligors”) listed on the signature pages thereof and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”) for those beneficial holders of the Issuer’s Floating Rate Senior Secured Notes due 2013 (collectively, the “Holders” and each individually a “Holder”). Capitalized terms used in this letter (“Consent Agreement”) but not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

WHEREAS, on March 11, 2010, the Issuer issued $100,000,000 principal amount Floating Rate Senior Secured Notes due 2013 (the “Original Last Out Notes”) under the Original Indenture;

WHEREAS, the Issuer desires to execute an amended and restated Indenture (the “Indenture”) pursuant to Section 9.02 of the Original Indenture to provide for, among other things, (i) the amendment and restatement of the Original Last Out Notes (as amended and restated, the “Last Out Notes”), (ii) the issuance of $20,000,000 aggregate principal amount of First Out Floating Rate Senior Secured Notes due 2013 (the “First Out Notes”) and, together with the Last Out Notes and any Additional Notes (as defined in the Indenture), the “Notes”), and (iii) the acquisition by Educational Tools, LLC, a Delaware limited liability company (“Educational Tools”), of substantially all of the assets of Education Tools, Inc., a Florida corporation (“ETI”, and such acquisition, the “ETI Acquisition”), in accordance with the terms of that certain Asset Purchase Agreement, dated as of October 15, 2010 (the “ETI Agreement”), by and among Educational Tools, Parent, ETI, Florida Educational Tools, Inc., and Myron Pincomb;

WHEREAS, the holders of $100,000,000 aggregate principal amount of the Original Last Out Notes as of the date hereof (collectively, the “Holders’ Securities”, and with respect to an individual Holder, the “Holder’s Securities”), representing 100% of the outstanding principal amount of the Original Last Out Notes, hereby (i) instruct the Trustee to enter into the Indenture attached hereto as Exhibit A, in order to amend and restate the Original Indenture and the Original Last Out Notes and to provide for the issuance of the First Out Notes as a new Series (as defined in the Indenture) of Notes and (ii) approve the form of Third Supplemental Indenture ( the “Third Supplemental Indenture”) to the indenture, dated as of March 11, 2010 (as supplemented on July 29, 2010 and October 13, 2010, and as further amended, supplemented or otherwise modified) attached hereto as Exhibit B;

WHEREAS, in connection with the calculation of the Holders’ Securities related to the proposed Indenture, the Company has set a record date of October 4, 2010 (the “Record Date”);

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.     Representations and Warranties of the Holder. Each Holder hereby, severally and not jointly, represents and warrants to the Company and the Trustee as follows:

As of the Record Date and as of the date hereof, such Holder (i) is the beneficial owner of, and has good and marketable title to, the aggregate principal amount of securities set forth opposite its name on Schedule 1, (ii) holds such Securities through a DTC participant and (iii) has the sole right to provide any consent under the Original Indenture with respect to such Holder’s Securities.

SECTION 2.  Consent of the Holders. Each Holder, with respect to any and all such Holder’s Securities, hereby (i) approves and consents to, in all respects, to the amending and restating of the Original Indenture, (ii) approves and consents to, in all respects, to the form of the Third Supplemental Indenture and (iii) directs the Trustee and the Company to execute and deliver the Indenture upon the Trustee’s receipt of this Consent Agreement executed by the Holders representing 100% of the outstanding principal amount of the Original Last Out Notes.

SECTION 3.      Covenants of the Company. Upon the Company’s receipt of consents to this Consent Agreement from the Holders of 100% of the outstanding principal amount of the Original Last Out Notes, the Company shall execute and deliver the Indenture to the Trustee.

SECTION 4.      Effectiveness of this Consent Agreement.  This Consent Agreement shall not become effective until the Trustee shall have received counterparts of this Consent Agreement duly executed by the Issuer and the Holders of 100% of the outstanding principal amount of the Original Last Out Notes.

SECTION 5.      Expenses.  The Obligors shall be obligated to pay, in accordance with the terms of the Indenture, all reasonable and documented out-of-pocket expenses, including reasonable and documented legal fees and disbursements, incurred by the Trustee in connection with this Consent Agreement and the transactions contemplated hereby.

SECTION 6.      Miscellaneous.

(a)     Headings.  The headings contained in this Consent Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Consent Agreement.

(b)     Counterparts.  This Consent Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c)     Governing Law; Choice of Venue; Waiver of Jury Trial and Notices.  THIS CONSENT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE CHOICE OF LAW AND VENUE PROVISIONS SET FORTH IN THE INDENTURE, AND SHALL BE SUBJECT TO THE JURY TRIAL WAIVER AND NOTICE PROVISIONS OF THE INDENTURE.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Consent Agreement to be duly executed and delivered as of the date first written above.

HOLDERS:

[________________________________________][1]

By:	/s/ [Authorized Officer]
Name:
Title:

TRUSTEE:

WELLS FARGO BANK, N.A.

By:	/s/ Raymond Delli Colli
Name: Raymond Delli Colli
Title:Vice President

ISSUER:

HAIGHTS CROSS OPERATING COMPANY

By:	/s/ Paul J. Crecca__________
Name:Paul J. Crecca
Title: Chief Financial Officer

____________________________
1 Each Holder of Original Last Out Notes has caused this Consent Under Indenture to be executed and delivered to the Issuer and Trustee on October 15, 2010.

SCHEDULE 1

HOLDERS AND PRINCIPAL AMOUNTS OF SECURITIES

[Intentionally Omitted]

Schedule 1

EXHIBIT A

Form of Amended and Restated Indenture

[Intentionally Omitted]

Exhibit A

EXHIBIT B

Form of Third Supplemental Indenture

[Intentionally Omitted]

Exhibit B